SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        ADVANTICA RESTAURANT GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                   13-3487402
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

203 EAST MAIN ST., SPARTANBURG,SC                      29319-9966
(Address of Principal Executive Offices)               (ZIP Code)

If this form relates to the                          If this form relates to the
registration of a class of securities                registration of a class of
pursuant to Section 12(b) of the                     securities pursuant to
Exchange Act and is effective                        Section 12(g) of the
pursuant to General Instruction A.(c),               Exchange Act and is
please indicate by check mark.                       effective pursuant to
                               -------               General Instruction A.(d),
                                                     please indicate by check
                                                     mark.    X
                                                           -------


Securities Act registration statement file number to which this form relates: ___________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                         Name of Each Exchange on which
     to be so Registered                         each class is to be registered

          NONE                                                 NONE
--------------------------------                 -------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                 Common Stock Warrants expiring January 7, 2005
-------------------------------------------------------------------------------
                                (Title of Class)
-------------------------------------------------------------------------------




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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Pursuant to the Amended Joint Plan (as defined and described below), and as of January 7, 1998, the Amended Joint Plan's effective date (the "Effective Date"), the Registrant (formerly known as Flagstar Companies, Inc.) will issue warrants (the "Warrants") to purchase in the aggregate, 4,000,000 shares of common stock of the Registrant, par value $.01 per share (the "Common Stock").

         The Warrants were authorized and will be issued as of the Effective Date pursuant to the Amended Joint Plan of Reorganization (the "Amended Joint Plan") of the Registrant and Flagstar Corporation, a wholly-owned subsidiary of the Registrant, dated July 11, 1997 (amended November 7, 1997) and confirmed by order of the United States Bankruptcy Court for the District of South Carolina entered on November 12, 1997, pursuant to Chapter 11 of Title 11 of the United States Code.

         The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Registrant and Continental Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). Each Warrant, when exercised, will entitle the holder thereof to purchase one fully paid and non-assessable share of the Common Stock (such shares, the "Warrant Shares") at an exercise price of $14.60 per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below.

         The Warrants will be exercisable on or after the Effective Date and prior to 5:00 p.m., Eastern Time, on January 7, 2005, (the "Expiration Date").

         The holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Registrant and will have no right to receive dividends. The holders of the Warrants will not be entitled to share in the assets of the Registrant in the event of the liquidation, dissolution or winding up of the Registrant. In the event a subsequent bankruptcy or reorganization is commenced by or against the Registrant, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Registrant with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.



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ADJUSTMENTS

         The number of Warrant Shares purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in certain events including:
(i) the issuance by the Registrant of dividends (and other distributions) on its Common Stock payable in the Common Stock, (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of the Common Stock of rights, options or warrants entitling them to subscribe for the Common Stock or securities convertible into, or exchangeable or exercisable for, the Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined in the Warrant Agreement) of the Common Stock, (iv) the distribution to all holders of the Common Stock of any of the Registrant's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities, (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of the Common Stock for a consideration per share less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), and (vi) the issuance of securities convertible into or for the Common Stock for a conversion or exchange price (plus the amount per share of Common Stock paid for such security) that is less than the current market price for a share of the Common Stock (excluding securities issued in transactions referred to in clauses (iii) or (iv) above). The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement including, without limitation, (A) certain bona fide public offerings and private placements to persons that are not affiliates of the Registrant and (B) the Common Stock (and options exercisable therefor) issued to the Registrant's employees and directors under bona fide employee benefit plans in an aggregate amount not to exceed 10% of the Common Stock outstanding at the time of issuance.

         No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the Registrant may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of the Registrant.




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         In the case of certain consolidations or mergers of the Registrant,  or the sale of all or substantially all of the assets of the Registrant to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

         From time to time, the Registrant and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding the Warrants held by the Registrant or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which (a) the Exercise Price would be increased, (b) the time to exercise the Warrants would be shortened or (c) the number the Warrant Shares purchasable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

ITEM 2.  EXHIBITS.

         Listed below are all Exhibits filed as a part of this registration statement. Certain of the Exhibits to this registration statement, indicated by an asterisk, are hereby incorporated by reference to other documents on file with the Commission, to be a part hereof as of their respective dates.

Exhibit Number                              Description

 *2.1 Amended Joint Plan of Reorganization of the Registrant and Flagstar Corporation (incorporated by reference to Exhibit 2.1 of the Form 8-K dated November 12, 1997).

 *3.1 Restated Certificate of Incorporation of Advantica Restaurant Group, Inc., dated January 7, 1998, (incorporated by reference to Exhibit 3.1 to Form 8-A, filed January 7, 1998, with respect to



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                                    Registrant's Common Stock).

 *3.2 Bylaws of Advantica Restaurant Group, Inc., as amended through January 7, 1998, (incorporated by reference to Exhibit 3.2 to Form 8-A, filed January 7, 1998, with respect to Registrant's Common Stock).

 10.1 Warrant Agreement, dated January 7, 1998, between Advantica Restaurant Group, Inc., and Continental Stock Transfer & Trust Company.


                                    SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    ADVANTICA RESTAURANT GROUP, INC.


Date: January 7, 1998               By:   /s/Rhonda J. Parish
                                        ----------------------------------------
                                        Rhonda J. Parish
                                        Senior Vice President









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